650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
March 5, 2018
GoDaddy Inc.
14455 N. Hayden Road
Scottsdale, Arizona 85260
Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to GoDaddy Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on April 5, 2016 of a registration statement on Form S-3ASR (Registration No. 333-210589) (the “Registration Statement”), under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale of up to an aggregate of 16,916,000 shares of the Company’s Class A common stock, $0.001 par value per share (the “Shares”) by the selling stockholders (the “Selling Stockholders”) to be identified in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (the “Prospectus Supplements”).
We understand that the Shares are to be resold to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form as will be filed by the Company as an exhibit to a Current Report on Form 8-K, to be entered into by and among the Company, the Selling Stockholders and the Underwriters (the “Underwriting Agreement”), the Prospectus and the Prospectus Supplement.
We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and the Prospectus Supplement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation